EXHIBIT 99.1
Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
April 26, 2010	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS FIRST QUARTER 2010 EARNINGS

Natchez, Mississippi – The Board of Directors of Britton & Koontz Capital Corporation (Nasdaq: BKBK, "B&K Capital" or "the Company") today reported net income and earnings per share for the quarter ended March 31, 2010, of $63 thousand and $.03 per diluted share, respectively, compared to $600 thousand and $.28 per diluted share, respectively, for the quarter ended March 31, 2009.  Annualized returns on average assets and average equity for the quarter ended March 31, 2010, were .07% and .63%, respectively, compared to .59% and 6.02%, respectively, for the same period in 2009.

Several factors contributed to the decrease in earnings in the 1st quarter of 2010 as compared to the same period in 2009.  As discussed below, the Company increased the provision to the allowance for possible loan losses by $400 thousand.  Also, we charged down the value of other real estate by $335 thousand after the Bank discovered structural deficiencies in certain foreclosed property that had already been transferred to other real estate.  The Company also incurred a $306 thousand charge after management concluded that loan and related late fees previously believed to be recoverable were ultimately uncollectible.  Finally, net interest income during the 1st quarter of 2010 decreased $272 thousand compared to the same period in 2009.  Offsetting these factors were recoveries of $433 thousand from the Small Business Administration on other real estate and gains of $446 thousand on the sale of mortgage backed securities.

Net interest income ended March 31, 2010, at $3.4 million compared to $3.7 million at March 31, 2009.  This decline was due primarily to the charge-off of interest on loans transferred to non-accrual and lower than expected average earning assets, offset by lower funding costs of interest bearing liabilities during the 1st quarter of 2010 compared to the same period in 2009.  Contributing to the lower average earning assets was a $34 million decrease in average investment securities.  The Federal Reserve’s purchase of securities resulted in lower medium and longer term interest rates and did not provide profitable opportunities for reinvestment.  Therefore, cash flows from the investment securities portfolio were used to pay down debt.  Even with the decline in net interest income, net interest margin increased from 3.71% at March 31, 2009, to 3.74% at March 31, 2010, due to the lower volume of earning assets.

Non-interest income ended March 31, 2010, at $1.1 million compared to $677 thousand at March 31, 2009.  The difference was primarily due to a gain of $446 thousand on the sale of approximately $11 million of mortgage-backed securities.  Non-interest expense increased $577 thousand as compared to the 1st quarter of 2009 and ended the 1st quarter of 2010 at $3.5 million.  The increase is primarily due to the $306 thousand charge to expense related to the charge-off of loan and late fees receivable and higher occupancy, equipment and salary and benefits costs.

Total non-performing assets, which include non-accrual loans, loans past due 90 days or more and other real estate, ended the 1st quarter of 2010 at $11.1 million compared to $10.5 million at December 31, 2009, due to increases in other real estate.  Non-performing assets as a percent of average assets increased to 2.92% at March 31, 2010, from 2.62% at December 31, 2009.  The allowance for loan losses ended the 1st quarter of 2010, at $3.1 million, or 1.42% of loans, compared to $3.9 million, or 1.73% of loans, at December 31, 2009.  Non-accrual loans were $9.3 million at March 31, 2010, as compared to $8.7 million at December 31, 2009, while loans past due 90 days or more were $50 thousand at March 31, 2010 as compared to $1 million at December 31, 2009.  Other real estate at March 31, 2010 was $1.8 million compared to $815 thousand at December 31, 2009.

The Bank’s provision for loan losses for the three month period ending March 31, 2010, was increased to $1.1 million, compared to $700 thousand during the same period in 2009.  The extra provision was added primarily in response to the transfer of one commercial credit to non-accrual during the 1st quarter of 2010.  Net charge-offs were $1.8 million during the 1st quarter of 2010.  In the fourth quarter of 2009, management had anticipated the charge-offs and in response took an additional provision expense as of December 31, 2009.

Subsequent to March 31, 2010, a total of approximately $1.7 million of non-accrual loans have been repaid.  While resolutions of problem loans after quarter-end have been positive, management still believes that the local markets in which the Company operates have not yet completely stabilized from the recent recession.  Therefore, unexpected asset quality issues may still arise.  Management continues its efforts to identify and resolve problem credits as quickly as possible.

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and three in Baton Rouge, Louisiana.  As of March 31, 2010, the Company reported assets of $369.5 million and equity of $39.4 million.  The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company.  Total shares outstanding at March 31, 2010, were 2,135,466.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital Corporation and its subsidiaries.  These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the Three Months
	Ended March 31,
	2010	2009

Interest income	$4,874,190	$5,407,058
Interest expense	1,490,557	1,751,005
Net interest income	3,383,633	3,656,053
Provision for loan losses	1,099,996	700,000
Net interest income after
provision for loan losses	2,283,637	2,956,053
Non-interest income	1,122,842	677,293
Non-interest expense	3,526,876	2,949,586
Income before income taxes	(120,397)	683,760
Income taxes	(183,690)	83,745
Net income	$63,293	$600,015

Return on Average Assets	0.07%	0.59%
Return on Average Equity	0.63%	6.02%

Diluted:
Net income per share	$0.03	$0.28
Weighted average shares outstanding	2,131,706	2,122,199

	March 31,	December 31,	March 31,
Balance Sheet Data	2010	2009	2009
Total assets	$369,463,512	$393,110,149	$407,862,401
Cash and due from banks	6,117,260	10,303,641	5,466,733
Investment securities	127,284,279	146,590,266	170,855,878
Gross loans. net of loans held for sale	221,211,246	223,817,377	221,652,629
Deposits-interest bearing	206,048,791	201,094,816	213,012,064
Deposits-non interest bearing	45,683,381	49,847,304	48,479,421
Total deposits	251,732,172	250,942,120	261,491,485
Short-term borrowed funds	27,039,455	50,389,079	62,092,658
Long-term borrowed funds	49,000,000	49,000,000	40,009,334
Stockholders' equity	39,425,757	39,840,889	40,436,549
Book value (per share)	18.46	18.74	19.02
Total shares outstanding	2,135,466	2,126,466	2,126,466

Asset Quality Data
Non-accrual loans	$9,335,222	$8,709,058	$5,370,703
Loans 90+ days past due	50,518	1,003,944	515,605
Total non-performing loans	9,385,740	9,713,002	5,886,308
Other real estate owned	1,763,965	815,207	1,419,409
Total non-performing assets	$11,149,705	$10,528,209	$7,305,717
Total non-performing assets to average assets	2.92%	2.62%	1.78%
Net chargeoffs - ytd	$1,833,337	$1,939,064	$131,967
YTD net chargeoffs as a percent of average net loans	0.82%	0.87%	0.06%